EXHIBIT 10.1
Blue Nile, Inc.
Performance Bonus Plan
1.	PURPOSE. The Plan is intended to increase stockholder value and the success of the Company by motivating Participants to achieve the Company’s objectives and initiatives through the payment of awards hereunder when those objectives and initiatives are achieved. The Company intends that the Plan will permit the payment of bonuses that may qualify as Performance-Based Compensation.
2.	DEFINITIONS.
2.1	“Board” means the Board of Directors of the Company.

2.2	“Bonus Award” means the award, in the amount determined by the Committee, that may be earned by a Participant based on that Participant’s level of attainment of Performance Goals established in accordance with this Plan, subject to the Committee’s authority under the Plan to eliminate or reduce such amount as described below.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

2.5	“Company” means Blue Nile, Inc., together with each of its subsidiaries (as such term is defined in Section 424(f) of the Code).

2.6	“Fiscal Year” means a fiscal year of the Company.

2.7	“Maximum Award” means the maximum Bonus Award that may be earned under the Plan by a Participant for the Performance Period, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with the Plan. In no event may the Maximum Award payable in cash, as to any Participant for any Performance Period, exceed $3 million multiplied by the number of complete Fiscal Years contained within the Performance Period. In addition, in no event may the Maximum Award payable in shares, as to any Participant for any Performance Period, exceed 300,000 shares of the Company’s common stock multiplied by the number of complete Fiscal Years contained within the Performance Period. A Participant may be awarded, and may earn, both a Maximum Award payable in cash and a Maximum Award payable in shares for the same Performance Period.

2.8	“Participant” means any executive officer or key employee of the Company designated by the Committee, in its sole discretion, to participate in the Plan for a given Performance Period.

2.9	“Payout Determination Date” means the date upon which the Committee determines the amounts payable under the Plan with respect to any previously completed Performance Period, in accordance with terms set forth below.

2.10	“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5 in order to determine the Bonus Awards (if any) to be paid to Participants. The Payout Formula may be (but is not required to be) expressed as a percentage (which may be more than 100%) of the Target Award. The Payout Formula may differ from Participant to Participant and, with respect to any one Participant in a given Performance Period, there may be a different Payout Formula for his or her Maximum Award payable in cash than the Payout Formula for his or her Maximum Award payable in shares.

2.11	“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

2.12	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to a Bonus Award. As determined by the Committee, the Performance Goals applicable to a Bonus Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) growth in revenue; (b) growth in the market price of stock; (c) operating margin; (d) gross margin; (e) operating income; (f) pre-tax profit; (g) earnings before interest, taxes and depreciation; (h) earnings before interest, taxes, depreciation and amortization; (i) net income; (j) total stockholder return; (k) earnings per share; (l) return on stockholder equity; (m) return on net assets; (n) expenses; (o) return on capital; (p) economic value added; (q) market share; (r) operating cash flow or free cash flow (defined as operating cash flow minus capital expenditures); (s) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (t) cash flow per share (operating cash flow or free cash flow); (u) customer satisfaction; (v) implementation or completion of projects or processes; (w) improvement in or attainment of working capital levels; (x) stockholders’ equity; (y) internal improvements; (z) business development metrics; (aa) culture, development, leadership and/or employee metrics; (bb) innovation; and/or (cc) other measures of performance selected by the Committee, in each case, to the degree such measure is used in a manner consistent with the requirements of Section 162(m).

The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The Performance Goals may relate to the Company, one or more of its or its divisions or units, or departments or functions, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies, indices, prior periods, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m), in establishing the Performance Goals, the Committee may provide, not later than the Target Determination Cutoff Date, that the attainment of the Performance Goals shall be measured by appropriately adjusting the evaluation of Performance Goal performance as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to exclude the effects of stock based compensation and/or the payment of the bonuses under this Plan and/or any other bonus plans of the Company; (viii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ix) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (x) to exclude the dilutive effects of acquisitions or joint ventures; (xi) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xii) to exclude or include the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (xiii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiv) to reflect any partial or complete corporate liquidation. The Performance Goals, and the manner of calculating such goals, may differ from Participant to Participant.

2.13	“Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

2.14	“Plan” means the Blue Nile, Inc. Performance Bonus Plan.

2.15	“Plan Year” means the Company’s Fiscal Year.

2.16	“Section 162(m)” means Section 162(m) of the Code, or any successor section thereto, as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

2.17	“Target Award” means the target Bonus Award that may be earned under the Plan by a Participant for the Performance Period at target levels of performance, which may (but is not required to be) expressed as a percentage of Participant’s base salary, a specific dollar amount, or a specific number of shares of Common Stock, as determined by the Committee in accordance with the Plan.

2.18	“Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Bonus Award’s qualification as Performance-Based Compensation.

2.19	“Target Determination Date” means the date upon which the Committee sets the Target Award, Maximum Award, any threshold award and the Payout Formula with respect to any Performance Period, in accordance with the Plan.
3.	ELIGIBILITY. Participants in the Plan shall be selected by the Committee for each Performance Period from those executive officers and key employees of the Company whose efforts are anticipated to contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period. Unless specifically stated otherwise in a Participant’s Bonus Award agreement (and then only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m)), a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder.
4.	ADMINISTRATION. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
•	determining eligibility for participation,

•	determining the Payout Formula,

•	establishing the Maximum Award and Target Award,

•	establishing Performance Goals for each Participant,

•	calculating and/or determining the level of attainment of the Performance Goals,

•	certifying performance against the Performance Goals, and

•	calculating the Bonus Award payable to each Participant based upon such level of attainment.
Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Section 10. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices. Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
5.	BONUS AWARDS.
5.1	On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period, including setting forth the manner for calculating achievement against the Performance Goals. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.2	On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

5.3	On the Target Determination Date, the Committee, in its sole discretion, shall establish the Payout Formula for purposes of determining the Bonus Award that may be earned by each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Bonus Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for a Bonus Award payment greater than or less than the Participant’s Target Award (i.e., a Maximum Award and a threshold award), depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Bonus Award for any Performance Period exceed the Maximum Award.

5.4	On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

5.5	Each Bonus Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

5.6	The Company shall distribute any earned Bonus Award to the Participant in cash or shares, as applicable. For any Bonus Awards payable in shares, these shares will be issued under and subject to the terms of one of the Company’s stockholder-approved equity plans.

5.7	In addition, in the sole discretion of the Committee, and only to the extent consistent with deductibility of Performance-Based Compensation under Section 162(m), any Bonus Award earned under the Plan that was denominated in cash may be paid in shares of the Company’s common stock. In general, shares paid in satisfaction of a cash Bonus Award will be issued on the same date that the Bonus Award would otherwise be paid in cash, and the number of shares issuable will be determined by converting the cash value of the Bonus Award into shares using the “Fair Market Value” (as defined in the applicable equity plan) of such shares on the date of issuance.

5.8	The Company will withhold from any payments under the Plan and from any other amounts payable to a Participant by the Company any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of a Bonus Award. Without limiting the forgoing, the Company may, in it sole discretion, satisfy the tax withholding obligations by withholding from any shares of stock otherwise issuable to a Participant pursuant to the Plan a number of whole shares having a Fair Market Value as of the date of payment, not in excess of the minimum amount of tax required to be withheld by law. The Company may require the Participant to satisfy any remaining amount of the tax withholding obligations by tendering a cash payment. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Plan. Neither the Company nor any of its employees, directors officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Plan.

6.	PAYMENT OF BONUS AWARDS. Subject to Section 11 below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Bonus Award for a Performance Period, but in no event later than 2 and 1/2 months after the end of the applicable Performance Period. Bonus Award amounts earned but not yet paid will not accrue interest.
7.	INDEMNIFICATION. Our Board and its Committee are generally indemnified by the Company for any liability arising from claims relating to the Plan.
8.	NO CLAIM OR RIGHT TO PLAN PARTICIPATION. No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.
9.	SECTION 409A OF THE CODE. Generally, the Plan and Bonus Awards granted hereunder are intended to be exempt from the application of Code Section 409A under Treasury Regulation 1.409A-1(b)(4) (except for any awards intentionally deferred pursuant to a Participant deferral election made under Section 11 below), and this Plan shall be interpreted and administered in compliance therewith the greatest extent possible.
10.	AMENDMENT AND TERMINATION. The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Plan or in any award granted thereunder. The Committee may amend or modify the Plan in any respect, or terminate the Plan, without the consent of any affected Participant. Notwithstanding any of the foregoing, no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to a Bonus Award, except in connection with an increase in base salary in accordance with Section 162(m) or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
11.	DEFERRALS. The Committee may defer payment of Bonus Awards, or any portion thereof, as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
12.	BONUS PLAN BENEFITS. Future benefits under the Bonus Plan are not determinable because awards under the Bonus Plan are determined based on actual future performance.
13.	EFFECTIVE DATE. The Plan is effective as of the date first approve by the Board, that is, February 9, 2010 (the “Effective Date”), subject to approval by the Company’s stockholders. The Plan shall first apply to the 2010 Plan Year. The Plan shall terminate with respect to all Plan Years unless it is approved at the 2010 annual meeting of the Company’s stockholders. Once approved by the Company’s stockholders, the Plan shall continue until the earlier of (a) the date as of which the Committee terminates the Plan and (b) the last day of the Plan Year ending in 2014 (provided that Bonus Awards, if any, for such Plan Year shall be paid in accordance with the terms of the Plan) unless the Plan again shall be approved by the Company’s stockholders prior to such day.
14.	SECTION 162(M) CONDITIONS; BIFURCATION OF PLAN. It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as Performance-Based Compensation under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under
Section 162(m).